EXHIBIT 11-2

                          NAC RE CORP. AND SUBSIDIARIES
                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)

Fully Diluted Earnings Per Share of Common Stock and Common Stock Equivalents

                                                           Three months ended         Six months ended
                                                                June 30,                  June 30,
                                                        ------------------------  ------------------------
                                                            1997        1996         1997         1996
                                                        -----------  -----------  -----------  -----------

Net income applicable to  Common Stock                  $    28,582  $    16,414  $    48,436  $    37,186

After-tax add back of convertible debenture interest
  and amortization                                              876          876        1,752        1,752
                                                        -----------  -----------  -----------  -----------
Adjusted net income                                     $    29,458  $    17,290  $    50,188  $    38,938
                                                        ===========  ===========  ===========  ===========

Average number of common shares outstanding              18,375,609   18,913,257   18,403,588   19,061,882

Add:
  Assumed exercise of dilutive stock options (1)            536,864      353,314      540,407      354,976

  Assumed conversion of convertible  debentures (2)       2,020,202    2,020,202    2,020,202    2,020,202
                                                        -----------  -----------  -----------  -----------
Common stock and common stock  equivalents outstanding   20,932,675   21,286,773   20,964,197   21,437,060
                                                        ===========  ===========  ===========  ===========
Fully diluted earnings per share                        $      1.41  $      0.81  $      2.39  $      1.82
                                                        ===========  ===========  ===========  ===========

(1) Computed utilizing the higher of ending or average market price of the Common Stock for the period.

(2) Reflects the assumed conversion of the Company's 5.25% Convertible Subordinated Debentures due 2002.